Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT AND LENDER JOINDER AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT AND LENDER JOINDER AGREEMENT (this “Fifth Amendment”) is dated and effective as of November 7, 2014 (the “Fifth Amendment Effective Date”) by and among KEYBANK NATIONAL ASSOCIATION (“Incremental Lender”), FIFTH THIRD BANK (“Fifth Third”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Lenders, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for Lenders, PATRICK INDUSTRIES, INC., as Borrower, and ADORN HOLDINGS, INC., as Guarantor.

Recitals

A.     Borrower, Administrative Agent, Wells Fargo, as Lender, and Fifth Third, as Lender (Wells Fargo and Fifth Third sometimes being referred to herein as “Existing Lenders”), entered into that certain Credit Agreement dated October 24, 2012 (as amended by that certain First Amendment to Credit Agreement dated November 16, 2012, that certain Second Amendment to Credit Agreement dated June 28, 2013, that certain Third Amendment to Credit Agreement dated November 30, 2013, and that certain Fourth Amendment to Credit Agreement dated June 26, 2014, the “Credit Agreement”).

B.     Borrower has requested that Lenders and Administrative Agent amend and modify the Credit Agreement to include Incremental Lender as an additional Revolving Credit Lender thereunder, increase the aggregate amount of the Revolving Credit Commitments by Forty Million Dollars ($40,000,000) to One Hundred Sixty Five Million Dollars ($165,000,000), and allow for certain acquisitions by Borrower, among other things.

C.     Incremental Lender has agreed to become a “Lender” under the Credit Agreement and has agreed that its Revolving Credit Commitment shall initially be Forty Million Dollars ($40,000,000).

D.     Subject to the terms and conditions stated in this Fifth Amendment, the parties are willing to modify and amend the Credit Agreement, as provided in this Fifth Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Lenders, Administrative Agent, Borrower and Guarantor agree as follows:

1.     Definitions. Except as otherwise expressly stated in this Fifth Amendment, all terms used in the Recitals and in this Fifth Amendment that are defined in the Credit Agreement, and that are not otherwise defined herein, shall have the same meanings in this Fifth Amendment as are ascribed to them in the Credit Agreement.

2.     Joinder of Incremental Lender.

(i)     Pursuant to Section 5.13 of the Credit Agreement, Incremental Lender hereby agrees, effective as of the Fifth Amendment Effective Date, to provide a Revolving Credit Commitment under the Credit Agreement in the amount set forth on Exhibit A attached hereto, such Revolving Credit Commitment being an “Incremental Revolving Credit Commitment” as described in the Credit Agreement.

(ii)     Incremental Lender shall be deemed to have purchased, without recourse, a risk participation from (a) the Existing Lenders in all Revolving Credit Loans issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its Revolving Credit Commitment Percentage, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Existing Lenders and discharge when due, an amount equal to its Revolving Credit Commitment Percentage of the obligations arising under such Revolving Credit Loans pursuant to Section 5.13(a)(E)(2) of the Credit Agreement, (b) the Issuing Lender in all Letters of Credit issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its Revolving Credit Commitment Percentage, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender and discharge when due, an amount equal to its Revolving Credit Commitment Percentage of the obligations arising under such Letters of Credit pursuant to Sections 3.4 and 5.13(a)(E)(2) of the Credit Agreement, and (c) the Swingline Lender in all Swingline Loans issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its Revolving Credit Commitment Percentage, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Swingline Lender and discharge when due, an amount equal to its Revolving Credit Commitment Percentage of the obligations arising under such Swingline Loans pursuant to Sections 2.2(b) and 5.13(a)(E)(2) of the Credit Agreement.

(iii)     Incremental Lender represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Fifth Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement.

(iv)     Incremental Lender confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 8.1 thereof and such other Borrower Materials, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Fifth Amendment and the Credit Agreement.

(v)     Incremental Lender agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.

(vi)     Pursuant to Article XI of the Credit Agreement, Incremental Lender appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto.

(vii)     Incremental Lender agrees that, as of the date hereof, it shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, (c) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” under the Credit Agreement, including its obligations under Section 5.7 thereof and (d) shall have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

(viii)     Borrower agrees that, as of the date hereof, Incremental Lender shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (c) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

(ix)     The applicable address, facsimile number and electronic mail address of Incremental Lender for purposes of Section 12.1 of the Credit Agreement are as set forth in Exhibit A.

(x)     Following the effectiveness of the increase in the Commitments, Exhibit A attached hereto shall reflect the total Revolving Credit Commitments for each respective Lender and such Lender’s Revolving Credit Commitment Percentage.

(xi)     This Section 2 constitutes and is one of the “Lender Joinder Agreements” contemplated by the Credit Agreement and the Fifth Amendment Effective Date shall be the applicable “Increased Amount Date” thereunder.

3.     Amendments to Credit Agreement. The following amendments are made to the Credit Agreement, effective as of the Fifth Amendment Effective Date:

(i)     Additional Definitions. The following definitions shall be added to Section 1.1 of the Credit Agreement:

““Project Dancer Acquisition” shall mean Borrower’s acquisition of certain real estate (the “Project Dancer Real Estate”) and other assets of the limited liability company identified to the Lenders as “Project Dancer” on terms generally set forth in the letter of intent dated September 24, 2014.”

(ii)     Amended Definitions. The following definitions in Section 1.1 of the Credit Agreement are amended, and as so amended, restated in their entirety as follows:

““Required Lenders” means, at any date, any combination of Lenders holding more than 50% of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Lenders holding more than 50% of the aggregate Extensions of Credit; provided, however, that the Revolving Credit Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided further that if there is more than one Lender who is not a Defaulting Lender, the number of “Required Lenders” shall never be less than two (2).

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than 50% of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than 50% of the aggregate Extensions of Credit under the Revolving Credit Facility; provided, however, that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; and provided further that if there is more than one Revolving Credit Lender who is not a Defaulting Lender, the number of “Required Revolving Credit Lenders” shall never be less than two (2).”

(iii)     Amended Definition of Permitted Acquisition. The definition of “Permitted Acquisition” contained in Section 1.1 of the Credit Agreement is amended as follows:

(a)     Subsection (i) of the definition of “Permitted Acquisition” is amended, and as so amended, restated in its entirety as follows:

“(i)     the Borrower shall have obtained the prior written consent of the Administrative Agent and the Required Lenders prior to the consummation of such acquisition if the Permitted Acquisition Consideration for any such acquisition (or series of related acquisitions), together with the Permitted Acquisition Consideration for all other acquisitions consummated during the same fiscal year period exceeds $35,000,000 for the Fiscal Year 2014, $27,500,000 for the Fiscal Year 2015, and $25,000,000 for each year thereafter;”

(b)     The final paragraph of the definition of “Permitted Acquisition” is amended, and as so amended, restated in its entirety as follows:

“Notwithstanding the foregoing, the Permitted Acquisition Consideration for the Foremost Fabricators Acquisition, the Precision Painting Acquisition, and the Project Dancer Acquisition shall be excluded from calculation of the Permitted Acquisition Consideration for Fiscal Year 2014.”

(iv)     Amended Definition of Revolving Credit Commitment. The last sentence of the definition of “Revolving Credit Commitment” set forth in Section 1.1 of the Credit Agreement is amended and restated to read as follows:

“The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders shall be $165,000,000.”

(v)     Amendment to Section 5.13(a). Clause (1) of the proviso to Section 5.13(a) of the Credit Agreement is amended and restated to read as follows:

“(1) the total aggregate amount for all such Incremental Revolving Credit Commitments shall not (as of the date of incurrence thereof) exceed $20,000,000 (exclusive of the Incremental Revolving Credit Commitment provided and incurred on the Fifth Amendment Effective Date)”

(vi)     Amendment to Section 12.2. The phrase “Guaranty Agreement” contained in subsection (i) of Section 12.2 of the Credit Agreement is removed and replaced with the phrase “Subsidiary Guaranty Agreement”.

(vii)     Amendment to Schedule 7.18. Upon closing of the Project Dancer Acquisition, Schedule 7.18 to the Credit Agreement will automatically be amended to include the Project Dancer Real Estate.

(viii)     Amendment to Exhibit A-2. Exhibit A-2 to the Credit Agreement is amended, and as so amended, restated in its entirety in the form of Exhibit B attached hereto.

4.     Project Dancer Real Estate. Borrower acknowledges that the Project Dancer Real Estate will not constitute Eligible Real Property unless and until all applicable requirements of the Credit Agreement are satisfied (including without limitation Section 8.14(c) and the definition of Eligible Real Property set forth in Section 1.1).

5.     Representations of Borrower.  Borrower represents and warrants to Lenders and Administrative Agent as follows:

(a)  The execution, delivery and performance of this Fifth Amendment and all agreements and documents delivered pursuant hereto by Borrower have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Borrower, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this Fifth Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Fifth Amendment and all agreements and documents delivered pursuant hereto by Borrower are the legal, valid and binding obligations of Borrower, as a signatory thereto, and enforceable against Borrower in accordance with the terms thereof.

(b) After giving effect to the amendments contained in this Fifth Amendment, the representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects on and as of the Fifth Amendment Effective Date with the same force and effect as if made on and as of the Fifth Amendment Effective Date, except that the representation in Section 7.15 of the Credit Agreement shall be deemed to refer to the financial statements of Borrower most recently delivered to Lenders and Administrative Agent prior to the Fifth Amendment Effective Date.

(c) No Event of Default or, to the knowledge of Borrower, Default shall have occurred and be continuing under the Credit Agreement as of the Fifth Amendment Effective Date.

(d) No Default or Event of Default shall be caused by, and Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15 of the Credit Agreement both before and after giving effect to, (1) the Incremental Revolving Credit Commitment contemplated herein, and (2) the making of any Incremental Revolving Credit Increase pursuant hereto.

6.     Consent and Representations of Guarantor. Guarantor represents and warrants to Lenders and Administrative Agent as follows:

(a)     Guarantor, by Guarantor’s execution of this Fifth Amendment, expressly consents to the execution, delivery and performance by Borrower, Lenders and Administrative Agent of this Fifth Amendment and all agreements, instruments and documents delivered pursuant hereto, and agrees that neither the provisions of this Fifth Amendment nor any action taken or not taken in accordance with the terms of the this Fifth Amendment shall constitute a termination, extinguishment, release, or discharge of any of its obligations under the Guaranty, dated as of October 24, 2012, executed by Guarantor in favor of Lenders and Administrative Agent (as the same has been and may hereafter be amended and/or restated from time to time and at any time, the “Guaranty”), guaranteeing to Lenders and Administrative Agent the payment of the Guaranteed Obligations (as such term is defined in the Guaranty) when due or provide a defense, set off, or counterclaim to it with respect to any Guarantor’s obligations under the Guaranty or any other Loan Documents. Guarantor affirms to Lenders and Administrative Agent that the Guaranty is in full force and effect, is a valid and binding obligation of Guarantor and continues to secure and support the Guaranteed Obligations.

(b)     The execution, delivery and performance of this Fifth Amendment and all agreements and documents delivered pursuant hereto by Guarantor have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Guarantor, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Guarantor of this Fifth Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Fifth Amendment and all agreements and documents delivered pursuant hereto by Guarantor are the legal, valid and binding obligations of Guarantor, as a signatory thereto, and enforceable against Guarantor in accordance with the terms thereof.

(c)     The request for and the grant of the confirmations, consents and waivers given herein shall not establish a course of conduct or dealing among Lenders, Administrative Agent and Guarantor and shall not impose any obligation on the Lenders or Administrative Agent to consult with, notify or obtain the consent of the Guarantor in the future if the financial accommodations provided to the Borrower should be revised, amended or increased.

7.     Conditions.  The obligation of Lenders and Administrative Agent to execute and to perform this Fifth Amendment shall be subject to full satisfaction of the following conditions precedent on or before the Fifth Amendment Effective Date:

(a)     There shall exist no Event of Default or, to the knowledge of Borrower, Default.

(b)     All liens in favor of Lenders shall be in full force and effect with the required priority.

(c)     This Fifth Amendment shall have been duly executed and delivered by Borrower and Guarantor to Lenders and Administrative Agent.

(d)     The Revolving Credit Note, effective as of even date herewith, in favor of Incremental Lender shall have been duly executed and delivered by Borrower to Lenders and Administrative Agent.

(e)     The Amended and Restated Swingline Note, effective as of even date herewith, in favor of Wells Fargo shall have been duly executed and delivered by Borrower to Lenders and Administrative Agent.

(f)     Copies of such corporate documents or resolutions of Borrower or Guarantor as Administrative Agent or Lenders may request evidencing necessary corporate action by Borrower or Guarantor with respect to this Fifth Amendment and all other agreements or documents delivered pursuant hereto as any Lender or Administrative Agent may request.

8.     Fees. Borrower shall promptly pay all costs and expenses incurred by Lenders and Administrative Agent in connection with the negotiation, preparation and closing of this Fifth Amendment and the other documents and agreements delivered pursuant hereto, including the reasonable and documented fees and out-of-pocket expenses of Faegre Baker Daniels LLP, special counsel to Administrative Agent.

9.     Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Lenders as contemplated by this Fifth Amendment, Borrower and Guarantor, jointly and severally, hereby waive, release, and forever discharge Lenders and Administrative Agent from and against any and all rights, claims or causes of actions of Borrower or Guarantor against Lenders or Administrative Agent arising from any Lender’s or Administrative Agent’s actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the Fifth Amendment Effective Date.

10.     Binding on Successors and Assigns. All of the terms and provisions of this Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

11.     Governing Law/Entire Agreement/Survival/Miscellaneous. This Fifth Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state and without giving effect to the choice or conflicts of laws principles of any other jurisdiction. This Fifth Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Fifth Amendment shall survive the execution and delivery of this Fifth Amendment, and shall not be affected by any investigation made by any person. The Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

12.     Amendment of Other Loan Documents. All references to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as modified and amended by this Fifth Amendment and as it may be further amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time. The other Loan Documents are hereby modified and amended to the extent necessary to conform them to, or to cause them to accurately reflect, the terms of the Credit Agreement, as modified by this Fifth Amendment. Except as otherwise expressly provided herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents, as modified and amended by this Fifth Amendment, remain in full force and effect, and fully binding on the parties thereto and their respective successors and assigns.

13.     Further Assurances. The parties shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of any other party to carry out the provisions and purposes of this Fifth Amendment.

14.     Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. In the event any party executes and delivers this Fifth Amendment via facsimile or e-mail, such party hereby agrees that for the purposes of enforcement and all applicable statutes, laws and rules, including, without limitation, the Uniform Commercial Code, rules of evidence and statutes of fraud: (i) the facsimile or e-mail signature of such party shall constitute a binding signature of such party as a symbol and mark executed and adopted by such party with a present intention to authenticate this Fifth Amendment; (ii) the facsimile or e-mail of this Fifth Amendment shall constitute a writing signed by such party; and (iii) the facsimile or e-mail of this Fifth Amendment shall constitute an original of and best evidence of this Fifth Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered by their respective authorized signatories.

PATRICK INDUSTRIES, INC., as Borrower

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Executive Vice President -
Finance, Chief Financial Officer, Secretary and Treasurer

ADORN HOLDINGS, INC., as Guarantor

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ David W. O’Neal
David W. O’Neal, Senior Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Craig Ellis
Craig Ellis, Vice President

KEYBANK NATIONAL ASSOCIATION, as Incremental Lender and a Lender

By:	/s/ Geoffrey R. Henry
Printed:	Geoffrey R. Henry
Title:	Vice President

Signature Page to Fifth Amendment to Credit Agreement

Exhibit A

COMMITMENTS AND ADDRESSES

Name	Commitment Amounts	Notice Address
Wells Fargo Bank, National Association, as Administrative Agent	N/A	Wells Fargo Bank, National Association MAC N2774-160 300 N. Meridian St., Suite 1600 Indianapolis, IN 46204 Attention: David O’Neal Facsimile: (317) 977-1118 E-mail: david.w.oneal@wellsfargo.com
Wells Fargo Bank, National Association, as a Lender	Revolving Credit Commitment: $85,000,000 Revolving Credit Commitment Percentage: 51.52%	Wells Fargo Bank, National Association MAC N2774-160 300 N. Meridian St., Suite 1600 Indianapolis, IN 46204 Attention: David O’Neal Facsimile: (317) 977-1118 E-mail: david.w.oneal@wellsfargo.com
Fifth Third Bank, as a Lender	Revolving Credit Commitment: $40,000,000 Revolving Credit Commitment Percentage: 24.24%	See address set forth on the Register (as such term is defined in the Credit Agreement)
KeyBank National Association, as a Lender	Revolving Credit Commitment: $40,000,000 Revolving Credit Commitment Percentage: 24.24%	KeyBank National Association 101 S. Main Street Elkhart, IN 46516 Attention: Geoffrey R. Henry Facsimile: (574) 295-2703 E-mail: geoffrey_henry@keybank.com

Exhibit B

EXHIBIT A-2

TO

CREDIT AGREEMENT

Form of Swingline Note

SWINGLINE NOTE

$__________________	Indianapolis, Indiana
________________

FOR VALUE RECEIVED, PATRICK INDUSTRIES, INC., an Indiana corporation (the “Borrower”), hereby promises to pay to the order of _________________________(the “Lender”), the principal sum of ______________________________DOLLARS ($_____________), or, if less, the aggregate unpaid amount of all “Swingline Loans” (as defined in the Credit Agreement referred to below) from time to time made by the Lender to the Borrower pursuant to Section 2.2 of the “Credit Agreement” (as defined below) on or before the fifth Business Day after the making of each such Swingline Loan and in any event on the “Revolving Credit Maturity Date” (as defined in the Credit Agreement). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Lender’s Swingline Loans from the date of such Swingline Loans until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America, to such account as the Agent may designate, in same day funds. At the time of each payment or prepayment of principal of the Lender’s Swingline Loans, the Lender shall make a notation on the Lender’s own books and records, in each case specifying the amount of principal paid or prepaid with respect to such Swingline Loans; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Swingline Note is the “Swingline Note” referred to in, and is entitled to the benefits of, the Credit Agreement dated as of October 24, 2012 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions from time to time parties thereto as the Lenders (such financial institutions being herein referred to collectively as the “Lenders”) and Wells Fargo Bank, National Association, as one of the Lenders and as the contractual representative for the Lenders (the “Agent”). The Credit Agreement, among other things, (i) provides for the making of the Lender’s Swingline Loans in an amount not to exceed the outstanding U.S. Dollar amount above mentioned, the indebtedness of the Borrower resulting therefrom being evidenced by this Swingline Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, and notice of acceptance of this Note by the Lender and expressly agree that this Note and any payment coming due under it may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.

The Borrower expressly agrees that the Lender shall not be required first to institute any suit or to exhaust its remedies against the Borrower or any other person or party to become liable hereunder or against any collateral, in order to enforce this Note; and expressly agrees that, notwithstanding the occurrence of any of the foregoing, the Borrower shall be and remain, directly and primarily liable for all Obligations.

Whenever in this Swingline Note reference is made to the Agent, the Lenders or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Swingline Note shall be binding upon and shall inure to the benefit of said successors and assigns. Any of the Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession.

This Swingline Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws (without regard to the conflicts of law provisions) of the State of Illinois.

[Signature page follows.]

PATRICK INDUSTRIES, INC.

By:	/s/
Andy L. Nemeth, Executive Vice President,
Secretary and Treasurer

Signature Page to Swingline Note